Exhibit 99.1

[LOGO OF ADOLOR CORPORATION]

700 Pennsylvania Drive

Exton, PA 19341

Tel: 484.595.1500; Fax: 484.595.1520

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation Lizanne Wentz Corporate Communications (484) 595-1500	Signova (media) Chris Getman (215) 925-9901 Stern Investor Relations (investors) Lilian Stern (212) 362-1200

ADOLOR CORPORATION ELECTS DONALD E. NICKELSON

TO ITS BOARD OF DIRECTORS

EXTON, PA, September 22, 2003—Adolor Corporation (Nasdaq: ADLR) announced today the election of Donald E. Nickelson to Adolor’s Board of Directors. Mr. Nickelson will also serve as a member of the Audit Committee. Mr. Nickelson is the vice chairman of Harbour Group Industries, Inc. and the retired former president of PaineWebber Group.

“Adding an accomplished executive like Don to our Board of Directors will be immensely valuable as Adolor progresses,” stated Bruce A. Peacock, president and chief executive officer of Adolor. “He has a wealth of experience as both a successful CEO and operating executive, and as a member of the board of directors of many successful companies. We are delighted to have him join Adolor’s Board.”

Mr. Nickelson has over 39 years of experience in the financial industry. Currently, he serves as director of First Advantage Corporation, as well as serving as lead trustee of the Mainstay Mutual Funds. He has served on numerous public and private boards including Sugen, Inc. and Selectide Corporation. Mr. Nickelson has also served as chairman of the Pacific Stock Exchange and as director of the Chicago Options Exchange.

“I am very much looking forward to working with Adolor’s excellent management team as the company moves towards becoming a commercial enterprise and continues to develop its promising pipeline,” commented Mr. Nickelson.

About Adolor Corporation

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of prescription pain management products. Entereg™ (alvimopan), Adolor’s lead product candidate, is being developed to manage postoperative ileus, the gastrointestinal side effect which can affect millions of patients following many types of surgery. Entereg™ (alvimopan) is also being developed to manage the bowel dysfunction which can negatively impact the quality of life for millions of patients using opioid analgesic products such as morphine for treating pain. Adolor is collaborating with GlaxoSmithKline for the development and commercialization of Entereg™ (alvimopan). Adolor’s next product candidate is a sterile lidocaine patch in clinical development for treating postoperative incisional pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor Corporation is seeking to make a positive difference for patients, caregivers, and the medical community.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Further information about such risks and uncertainties may be found in Adolor’s filings with the Securities Exchange Commission, including but not limited to Adolor’s Report on Form 10-K for the year ended December 31, 2002 filed March 18, 2003 and Adolor’s Reports on Form 10-Q for the quarters ending June 30, 2003, filed August 7, 2003 and March 31, 2003 filed May 14, 2003 and Adolor’s Registration Statement on form S-3 filed September 19, 2003 (File No. 33-107998). We urge you to carefully review and consider the disclosures found in those filings which is available in the SEC EDGAR database at www.sec.gov and from Adolor on its website at www.adolor.com.

This press release is available on the website http://www.adolor.com.

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